Exhibit 2.1

FIRST AMENDMENT

TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the “Amendment”) is made as of September 30, 2008 and amends the ASSET PURCHASE AGREEMENT made as of August 19, 2008 (the “Purchase Agreement”) by and among OWENS & MINOR DISTRIBUTION, INC. (the “Buyer”), a Virginia corporation, THE BURROWS COMPANY, an Illinois corporation (the “Seller”), and GEORGE J. BURROWS (the “Stockholder”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

RECITALS

WHEREAS, Buyer, Seller and Stockholder entered into the Purchase Agreement and now desire to make certain amendments and modifications to such agreement as provided herein;

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

1.	Article I, Definitions: The definitions in Section 1.46 (Opinion of Buyer’s Counsel) and Section 1.47 (Opinion of Seller’s Counsel) shall be deleted in their entirety and the words “Intentionally omitted” inserted in lieu thereof. In addition, each of the following definitions in the Purchase Agreement shall be amended and restated to read as indicated below:

(a) 1.30. Excluded Assets.

“Excluded Assets” shall mean (a) all Tax deposits, (b) all policies of life insurance and their cash surrender value, (c) the minute books, stock transfer books, articles of incorporation and bylaws of Seller, (d) inventory valued at zero pursuant to Schedule 2.3 hereto, (e) the equity shares of Met Life owned by Seller and (f) all artwork located in the Wheeling, Illinois office of Seller and the office furniture and other furnishings in Stockholder’s personal office in Wheeling, Illinois.

(b) 1.37. Initial Purchase Price.

“Initial Purchase Price” shall mean Twenty-Three Million Seven Hundred Twenty-Two Thousand Dollars ($23,722,000).

(c) 1.53. Purchased Assets.

“Purchased Assets” shall mean all of the assets, tangible and intangible, used in or necessary for the conduct of the Seller’s business as conducted as of the date hereof or the Closing Date, as applicable, by the Seller, including, but not limited to, cash, cash equivalents and marketable securities held by Seller; the Accounts Receivable; the

Assumed Contracts; the Books and Records; the Customer List; the Equipment; the Intellectual Property; the Inventory; the Permits; and the Prepaid Expenses (including security deposits); together with all goodwill associated with the Seller’s business (to the extent such goodwill is not included in the foregoing); provided, however, that the Purchased Assets shall exclude the Excluded Assets and any equipment separately owned by the Stockholder and sold to Buyer under separate agreement.

2.	Article II, Purchase and Sale:

(a) Section 2.3(b).

The fourth sentence of Section 2.3(b) of the Purchase Agreement shall be amended and restated to read as follows: “Buyer shall cause KPMG to deliver the Final Balance Sheet and their determination of the Closing Date Net Book Value as of the Closing based on such Final Balance Sheet to the Seller within ninety (90) days following the Closing Date (KPMG to provide reasonable access to its work papers relating to preparation of the Final Balance Sheet).”

(b) Section 2.3(d).

Each reference in Section 2.3(d) of the Purchase Agreement to $8,000,000 shall be changed to $1,522,000.

3.	Article VII, Conditions Precedent to the Obligations of Buyer:

Section 7.12 of the Purchase Agreement shall be amended to delete “the Opinion of Seller’s Counsel” in subsection (h) and to add in lieu thereof the following additional document to be delivered by Seller to Buyer, executed and dated as of the Closing Date:

(h) a general manager outsourcing agreement in form reasonably acceptable to Buyer and Seller under which Seller will continue to maintain specified governmental licenses for an interim period following the Closing.

4.	Article VIII, Conditions Precedent to the Obligations of Seller:

Section 8.7 of the Purchase Agreement shall be amended to delete subsection (e), add the word “and” after subsection (c) and insert a period in lieu of a semi-colon at the end of subsection (d).

5.	Article IX, Indemnities and Additional Covenants:

(a) Section 9.6 (b).

Section 9.6(b) of the Purchase Agreement shall be amended and restated to read as follows: “Except as specifically provided in this Section 9.6, the Seller and CTI shall satisfy all compensation, severance pay, and other obligations under applicable Law with respect to their respective Employees, including any obligation to bargain with any union representing its Employees with respect to the transactions contemplated by this Agreement and the effects thereof; provided however that Buyer will pay accrued salaries and wages for Employees of Seller that are included on the Preliminary and Final Closing Balance Sheets. Except to the extent specifically set forth in Sections 9.6(a), (c) or (d) below, the Buyer shall have no liability or obligation with respect to the Employees.”

6.	Schedules: Schedule 3.5 (Litigation) to the Purchase Agreement shall be amended and replaced with Schedule 3.5 (Litigation) included as part of this Amendment and attached hereto.

7.	Exhibits: Each of Exhibits A (Assignment and Assumption Agreement), B (Bill of Sale), C (Form of Buyer’s Closing Certificate), D (Form of Buyer’s Secretary’s Certificate), E (Escrow Agreement), F (Form of Seller’s Closing Certificate) and G (Form of Seller’s Secretary’s Certificate) to the Purchase Agreement shall be amended and replaced with the Exhibits A (Assignment and Assumption Agreement), B (Bill of Sale), C (Form of Buyer’s Closing Certificate), D (Form of Buyer’s Secretary’s Certificate), E (Escrow Agreement), F (Form of Seller’s Closing Certificate) and G (Form of Seller’s Secretary’s Certificate) included as part of this Amendment and attached hereto.

8.	No Other Changes.

Except as specifically modified by this Amendment, all terms of the Purchase Agreement shall continue in full force and effect as written.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each party hereto has caused this First Amendment to Asset Purchase Agreement to be executed in its name and, as applicable, by a duly authorized officer as of the day and year first above written.

OWENS & MINOR DISTRIBUTION, INC.

By:
Name:
Title:

THE BURROWS COMPANY

By:
Name:
Title:

STOCKHOLDER:

/s/ George J. Burrows
George J. Burrows